Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)

I. Policy

The Code of Ethics (the “Code”) is predicated on the principle that the Permal Group (“Permal”) has responsibilities to its clients. Accordingly, employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interest of clients.

The Legg Mason Code of Conduct and the memo dated June 2004 issued by Raymond A. Mason discussing the hotline established for the reporting of questionable accounting and auditing practices are incorporated by reference into Permal’s Code of Ethics.

This Code of Ethics operates in conjunction with other Permal policies and procedures. When this Code conflicts with another Permal policy or procedure, the more restrictive provision shall apply.

PAMI, Permal UK, Permal HK, and Permal Dubai are subject to additional requirements as specified in the addenda to this Overview and Procedures Memorandum.

II. Persons Covered by the Code

All partners, officers or directors (or other person occupying a similar status or performing similar functions); employees; or any other persons who provide investment advice on behalf of Permal and are subject to Permal’s supervision (collectively “Supervised Persons”) are required to comply with this Code of Ethics.

III. Standards of Business Conduct

Code of Conduct

Employees are expected to act with integrity, competence, and dignity and in an ethical manner when dealing with the public, clients, prospects, their employer and their colleagues.	All employees

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)

Employees are expected to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with clients.	All employees

Compliance with Laws and Regulations

Employees are expected to comply with all laws and regulations governing the securities industry.	All employees

Employees are not permitted, in connection with the purchase or sale of a security held or to be acquired by a client to:	All employees

☐ defraud such client in any manner;

☐ mislead such client, including making a statement that omits material facts;

☐ engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

☐ engage in any manipulative practice with respect to such client; and

☐ engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

Employees are expected to make all efforts to avoid actual or apparent conflicts of interest. A conflict may exist even when no actual wrongdoing occurs; the opportunity to act improperly may be sufficient to give the appearance of conflict.	All employees

The Conflicts of Interest Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)

Confidentiality

Employees are expected to preserve the confidentiality of information that they may obtain in the course of Permal’s business and to use such information properly and not in any way adverse to Permal’s clients’ or investors’ interests, subject to the legality of keeping such information confidential.

Employees are expected to treat non-public information they may have about Permal and its business in the same manner as they would a client’s non-public personal information and should seek to preserve the confidentiality, integrity and security of this information.

The Confidentiality and Privacy of Information Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

All employees

Marketing and Promotional Activities

All oral and written statements made to clients, prospective clients, their representatives or the media by employees in context of their employment or association with Permal must be professional, accurate, balanced, fair, clear, and not misleading in any way.

The Marketing and Advertising Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

All employees

Employee Trading\Personal Account Dealing

As discussed in more detail in the policy, certain employees are required to provide information regarding all securities transactions (with certain exceptions) that they effect for their own account or for certain other accounts. All employees are subject to certain restrictions with respect to trading in Legg Mason securities and are required to report any transactions effected in Legg Mason securities.

The Employee Trading\Personal Account Dealing Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

Applicable employees

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)

Insider Trading Policy

It is a violation of law and a breach of Permal’s polices for any of its employees to make use, either for their personal gain or on behalf of Permal or its clients, of any material, non-public information which may come into their possession either in the course of performing their duties or through personal contacts.	All employees

The Insider Trading Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

Duty to Clients

Employees are expected to protect the interests of each of Permal’s clients, to place the client’s interest ahead of their own and to take steps to verify that all actions taken on behalf of clients are in the clients’ best interest.	All employees

The Duty to Clients Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

Gifts and Entertainment

Employees may not offer, give, solicit or accept any gifts or business entertainment (collectively “Benefits”) in the context of their employment or association with Permal if these Benefits are likely to conflict or appear to conflict in any material way with any duty that Permal owes to its clients, or any duty that the recipient owes to clients.	All employees

The Gifts and Entertainment Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

Bribery and Corruption

Permal is committed to the prevention of bribery and corruption by its employees. Any such offence will constitute gross misconduct and as such will result in disciplinary action which may result in a dismissal.	All employees

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)

Bribery and corruption is defined as1:

☐	Giving, promising and offering a bribe

☐	Requesting, agreeing to receive (whether or not actually received) or accepting a bribe

☐	Bribing a foreign public official

☐	Failing to prevent bribery (the corporate offence). A commercial organization is guilty of this offence if an employee or other person associated with it bribes another person intending to obtain or retain business or a business advantage for the organization.

The Legg Mason Anti-Corruption Policy is incorporated by reference into the Code of Ethics.

Outside Activities

Employees are expected to avoid participation in any Outside Business Activity that may interfere or appear to interfere with the interest of Permal or its clients.	All employees

The Outside Activities Overview and Procedures Memorandum is incorporated by reference into the Code of Ethics.

IV. Reports to Management

Each employee is required to ensure his or her own compliance with this Code. Employees are expected to use sound judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, employees are expected to ask questions of their managers or supervisors or the Legal and Compliance Department.

[1]	Definition under the Bribery Act 2010, which came into force in the UK on July 1, 2011 as it is more expansive definition than the US Foreign Corrupt Practices Act of 1977.

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)
The General Counsel and the Director of Global Compliance will be available to answer any questions relating to application of the Code of Ethics or any of the policies covered by the Code of Ethics.	General Counsel, Director of Global Compliance

Employees should contact the General Counsel or Director of Global Compliance if he or she becomes aware of an actual or potential violation of the policies and procedures contained in the Code of Ethics.

All employees
No employee may retaliate in any fashion against any employee who reports a suspected or actual violation of this Code.	Officers, Directors, Employees
Violations of the Code of Ethics may warrant sanctions as appropriate and permitted by law, up to and including suspension or dismissal, at the discretion of Permal’s management.
V. Waivers and Exemptions

Employees cannot approve his or her own exemptions from the Code of Ethics or clear trades in his or her personal account or review his or her own reports. Such approvals, preclearance and reviews are to be completed by other employees with guidance from the General Counsel or Director of Global Compliance.

All employees
The General Counsel or Director of Global Compliance may grant waivers of any substantive restrictions in appropriate circumstances.
VI. Legg Mason Hotline

Legg Mason, Inc. operates a twenty-four hour telephone global hotline for all employees to report any activities that might damage Legg Mason’s reputation or shareholders. The Hotline is confidential and anonymous with reports given to the Chairman of the Audit Committee of Legg Mason, Inc and its Board of Directors.

A list of Hotline number is attached as an exhibit to this policy.

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)
VII. Regulator Hotlines

Employees are encouraged to make qualifying disclosures of information to their Supervisor. A qualifying disclosure is a disclosure of information made in good faith, which in the reasonable belief of the employee, suggests that one or more of the following has been, is being, or is likely to be committed:

☐      a criminal offense;

☐      a failure to comply with any legal obligation;

☐      a miscarriage of justice;

☐      the putting of the health and safety of an individual in danger;

☐      damage to the environment; or

☐      deliberate concealment relating to any of the above.

An employee will not suffer detriment by any act or omission of their Supervisor or Permal because of the disclosure.

All employees
Employees who do not feel able to raise or resolve a concern with their Supervisor should contact the General Counsel for further assistance.	All employees

Employees who feel that they are unable to discuss the issue with anyone internally should contact the FCA for UK related issues at:

Intelligence Department (Ref PIDA)

The Financial Conduct Authority

25 The North Colonnade

Canary Wharf

London E14 5HS

Tel: 020 7066 9200

Email: whistle@FCA.gov.uk

All employees

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)
or the SEC, for US related issues:,
SEC Office of the Whistleblower, 100 F Street NE, Mail Stop 5971, Washington, DC 20549	All employees

using a form TCR which is obtainable from the SEC website at http://www.sec.gov/about/offices/owb/owb-tips.shtml) or by using the SEC’s Online Tip, Complaint or Referral Portal (accessible from the SEC website at http://www.sec.gov/about/offices/owb/owb-tips.shtml) or by fax at (001) 703 813 9322.

VIII. Provision of the Code of Ethics to Employees
The Legal and Compliance Department will provide a copy of the Code of Ethics to each new employee and any amendments to the Code of Ethics to all employees.	Legal and Compliance Department
Employees will be required to acknowledge, via PTCC, that they have received a copy of the Code of Ethics or any amendments to the Code of Ethics, as applicable.	All employees

Once each fiscal year, the Director of Global Compliance will provide a copy of the Code of Ethics to all employees and request that they acknowledge, via PTCC, that they are in compliance with all provisions included in the Code of Ethics.

Director of Global Compliance
IX. Compliance Review
The Director of Global Compliance will review the Code of Ethics on a regular basis and update it when necessary or appropriate.	Director of Global Compliance

Code of Ethics

Overview and Procedures Memorandum

Responsible Party (if applicable)
Compliance reviews stated in the various Overview and Procedures Memoranda incorporated by reference into the Code of Ethics are also incorporated into the Code of Ethics.

X. Books and Records

The following books and records are required to be maintained for a period of five years, the first two years in an appropriate office:	Legal and Compliance Department

☐	copy of the Code of Ethics adopted and implemented that is in effect, or at any time within the past five years was in effect;[2]

☐	record of any violation of the Code of Ethics and of any action taken as a result of the violation;

☐	record of all written acknowledgements of employees’ receipt of the Code of Ethics for each person who is currently, or within the past five years was, a Supervised Person;

☐	Holdings and transaction reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of these reports;

☐	list of the names of persons who are currently, or within the past five years were, Access Persons; and

☐	record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited and initial public offerings for at least five years after the end of the fiscal year in which approval was granted.

XI. Provision of Code of Ethics to Clients

Upon client request, the Director of Global Compliance will provide the client a copy of the Code of Ethics.[3]	Director of Global Compliance

[2]	Permal UK and Permal Dubai must keep a copy of the Compliance Manual for as long as they are regulated by the FCA or DFSA.
[3]	This requirement is applicable to each SEC registered adviser. Permal UK and Permal Dubai are only required to comply with this provision with respect to direct US clients.

Code of Ethics

PAMI Requirements

I. Overview	Responsible Party (if applicable)

This addendum is applicable to US registered mutual funds managed by PAMI.

These policies supplement the Code of Ethics Overview and Procedures Memorandum included in the Group Compliance Manual.

II. Reporting to the Board of US Registered Investment Companies Managed by PAMI

At the request of Legg Mason, but no less frequently than annually, PAMI will furnish a written report to the board of directors of any US registered mutual fund it manages that:	Legal and Compliance Department

☐	describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

☐	certifies that PAMI has adopted procedures reasonably necessary to prevent Access Persons of registered mutual funds managed by PAMI[1] (“Mutual Fund Access Persons”) from violating the Code.

III . Requirements with respect to PAMI’s Regulated Activities in Korea

Duty of Good Faith - PAMI must provide its services fairly under the principals of good faith. In addition, PAMI may not, when it provides its services, gain its own benefit or have a third party gain benefits at the expense of its clients without any justifiable cause.	All employees

Duty of Care – PAMI must provide investment advisory services and manage assets under its management with good care.	All employees

Duty of Loyalty – PAMI must conduct its business with loyalty in order to protect the interest of its clients.	All employees

[1]	An Access Person of a registered mutual fund (“Fund”) is any person who in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities under Rule 17j-1(a)(4) of the Investment Company Act of 1940, as amended, by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sales and any person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund.

PAMI Addendum - II - 1

Code of Ethics

Permal Dubai Requirements

I. Overview	Responsible Party (if applicable)

Permal Dubai’s business must be conducted in accordance with all applicable laws, codes, rules, regulations and standards of good market practices at all times.

The Dubai Financial Services Authority (the “DFSA”) has issued Principles for Authorized Firms and Principles for Authorized Individuals. Breaching a Principle for Authorized Firms may make Permal Dubai liable to disciplinary action and may indicate to the DFSA that Permal Dubai is no longer fit and proper to carry on a Financial Service or to hold a License. The DFSA may consider withdrawing authorization or the License on that basis.

These policies supplement the Code of Ethics Overview and Procedures Memorandum included in the Group Compliance Manual.

II. Principles for Authorized Firms

Permal Dubai is required to adhere to and comply with the following:

☐	observe high standards of integrity and fair dealing;

☐	act with due skill, care and diligence;

☐	ensure that its affairs are managed effectively and responsibly by its senior management. An Authorised Firm must have adequate systems and controls to ensure, as far as reasonably practical, that it complies with legislation applicable in the DIFC;

☐	maintain and be able to demonstrate the existence of adequate resources to conduct and manage its affairs. These include adequate financial and system resources as well as adequate and competent human resources;

☐	observe proper standards of conduct in financial markets;

☐	pay due regard to the interests of its customers and communicate information to them in a way which is clear, fair and not misleading;

☐	take all reasonable steps to ensure that conflicts of interest between itself and its customers and between one customer and another are identified and then either prevented or managed in such a way that the interests of a customer are not adversely affected;

☐	take reasonable care to ensure the suitability of its advice and discretionary decisions for customers who are entitled to rely upon its judgment;

Permal Dubai Addendum - II - 1

Code of Ethics

Permal Dubai Requirements

I. Overview	Responsible Party (if applicable)

☐	arrange proper protection for assets or money belonging to a customer when it has control of or is otherwise responsible for safeguarding them;

☐	deal with Regulators in an open and co-operative manner and keep the DFSA promptly informed of significant events or anything else relating to the Company of which the DFSA would reasonably expect to be notified; and

☐	meet applicable standards of corporate governance as appropriate considering the nature, size and complexity of its activities.

III. Principles for Authorized Individuals

Individuals who are Authorized Individuals with the DFSA on behalf of Permal Dubai are required to adhere to and comply with the following in carrying out every Licensed Function:

☐	observe high standards of integrity and fair dealing;

☐	act with due skill, care and diligence;

☐	observe proper standards of conduct in financial markets; and

☐	deal with the DFSA in an open and co-operative manner and disclose appropriately any information of which the DFSA would reasonably be expected to be notified.

Individuals who are Authorized Individuals with the DFSA on behalf of Permal Dubai and who have significant responsibility must take reasonable care to ensure that the business of Permal Dubai for which (s)he is responsible is organized so that it can be managed and controlled effectively and complies with any legislation applicable in the DIFC.

Permal Dubai Addendum - II - 2

Code of Ethics

Permal UK Addendum

I. Overview	Responsible Party (if applicable)

The Financial Conduct Authority (the “FCA”) has issued eleven Principles for Business and seven more for individuals.

These policies supplement the Code of Ethics Overview and Procedures Memorandum included in the Group Compliance Manual.

II. Principles for Authorized Firms

All UK employees are required to understand and comply with the FCA Principles for Business detailed below. Failure to comply may warrant sanctions as appropriate and permitted by law, up to and including suspension or dismissal, at the discretion of Permal’s senior management.

1.	Integrity: a firm must conduct its business with integrity.

2.	Skill, Care & Diligence: a firm must conduct its business with due skill, care and diligence.

3.	Management and control: a firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4.	Financial Prudence: a firm must maintain adequate financial resources.

5.	Market Conduct: a firm must observe proper standards of market conduct.

6.	Customers’ Interests: a firm must pay due regard to the interest of its customers and treat them fairly.

7.	Communications with Clients: a firm must pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading.

8.	Conflicts of Interest: a firm must manage conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

Permal UK Addendum - II - 1

Code of Ethics

Permal UK Addendum

Responsible Party (if applicable)

9.      Customers: relationships of trust: a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely on its judgement.

10.    Clients’ assets: a firm must arrange adequate protection for its clients’ assets when it is responsible for them.

11.    Relations with Regulators: a firm must deal with its regulators in an open and co-operative way and must disclose to the FCA appropriately anything relating to the firm of which the FCA would reasonably expect notice.

III. Principles for Approved Persons

Individuals who are Approved Persons with the FCA on behalf of Permal UK, must in relation to carrying out a controlled function:	Approved Persons

☐	act with integrity;

☐	act with due skill, care and diligence;

☐	observe proper standards of market conduct; and

☐	must deal with the FCA and with other regulators in an open and cooperative way and must disclose appropriately any information of which the FCA would reasonably expect notice.

Individuals who are Approved Persons with the FCA on behalf of Permal UK and are performing significant influence functions must:	Approved Persons

☐	take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function is organized so that it can be controlled effectively;

☐	exercise due skill, care and diligence in managing the business of the firm for which he is responsible in his controlled function; and

☐	take reasonable steps to ensure the business of the firm for which he is responsible in his controlled functions complies with the relevant requirements and standards of the regulatory system.

Permal UK Addendum - II - 2

Code of Ethics

Permal HK Addendum

Responsible Party (if applicable)

I. Overview

These policies supplement the Code of Ethics Overview and Procedures Memorandum included in the Group Compliance Manual.

II. General Obligations

Due Skill, Care and Diligence

Employees must act with due skill, care and diligence in the performance of their duties and observe proper standards of market conduct.	All employees

Employees must comply with the Compliance Manual and adhere to all stated and written policies and procedures.	All employees

Acting Honestly, Efficiently and Fairly

Employees must perform their duties efficiently, honestly and fairly, and in the best interests of the client at all times.	All employees

Securities Regulatory Laws and Regulations

Employees must be familiar and comply with all the securities regulatory laws and regulations applicable to their duties and areas of work.	All employees

Employees must not engage in any activity that would require them to be licensed under any applicable securities regulatory laws and regulations unless and until they have been appropriately licensed.	All employees

III. Personal Financial Affairs

It is Permal HK’s policy that as a professional in the financial community, employees should adopt prudent financial management of their own affairs.	All employees

Permal HK Addendum - II - 1

Code of Ethics

Permal HK Addendum

Responsible Party (if applicable)

IV. Reporting

Employees must inform the General Counsel promptly of any situation involving any:	All employees

☐	matter that may lead to a claim against Permal HK, including (but not limited to) any complaint or grievance raised with or through the employee by any client of Permal HK (whether or not related to the employee’s own conduct);

☐	improper conduct by other employees or directors;

☐	breaches of Permal HK’s license conditions if any;

☐	breaches of the securities regulatory laws and regulations;

☐	breaches of this Compliance Manual; and/or

☐	changes to information provided in the initial application to the SFC for the employee to be a Licensed Representative of Permal HK, as well as any other change or event required to be conveyed to the SFC. (Such changes must be notified to the SFC within seven business days of the change.)

V. Regulatory Handbook

Attention is drawn to the Regulatory Handbook on the SFC’s website. Permal HK must comply with all applicable securities regulatory laws, codes, regulations and guidelines.

Permal HK Addendum - II - 2